                                                                    EXHIBIT 10.1


PEOPLES BANK
P.O. BOX 467                SIMPLE INTEREST         LOAN NUMBER 101115497
NEWTON, NC 28658            PROMISSORY NOTE         Reference Number B0000001959
                                 and                Date 04-17-2001
Borrower(s):               SECURITY AGREEMENT       Loan Amount 1,500,000.00
P F MANAGEMENT INC                                  Maturity Date 07-15-2006
PO BOX 3967
HICKORY, NC 28603-

FOR MONEY BORROWED the Borrower(s) signing below (hereinafter "Borrower" whether one or more), jointly and severally, promises to pay to PEOPLES BANK (hereinafter "Bank"), or order, at any office of Bank, the principal sum of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00), plus interest from and including 04-17-2001 at the rate of Peoples Bank's Prime Rate Plus One percent (P+1.000%) per year, on the unpaid balance until paid. All interest calculations will be based on a 360 day year. Payment shall be made as follows:

         ACCRUED INTEREST IS PAYABLE IN CONSECUTIVE QUARTERLY
         PAYMENTS, BEGINNING JULY 15, 2001 AND EACH QUARTER
         THEREAFTER. COMMENCING JULY 15, 2002, AN ANNUAL PRINCIPAL PAYMENT OF $300,000.00 WILL BE DUE AND EACH YEAR THEREAFTER WITH ALL UNPAID PRINCIPAL AND ACCRUED INTEREST DUE JULY 15, 2006.

If the Borrower has obtained credit life insurance and/or credit disability insurance, the payment amount set forth above includes the premium for such insurance, which the Borrower agrees to pay.

The amount of the final payment required to discharge the indebtedness in full may be different from any final payment amount set forth above because the schedule set forth above assumes that all amounts will be paid on exact due dates, and interest will accrue daily on the principal balance outstanding. If this obligation has a variable rate, the final payment amount may also be increased or decreased as a result of changes in the interest rate. Notwithstanding anything in this Promissory Note to the contrary, unless sooner due and payable pursuant to the terms of this Promissory Note, all remaining unpaid principal, interest and other sums evidenced by this Promissory Note shall be due and payable in full on the Maturity Date set forth above.

[X] (Checked if applicable.) In the event periodic accruals of interest shall exceed the periodic fixed payment amount, the fixed payment amount shall be immediately increased, or additional supplemental payments required on the same periodic basis as specified herein (increased fixed payments or supplemental payments to be determined in the Bank's sole discretion), in such amounts and at such times as shall be necessary to pay all accruals of interest for the period and all accruals of unpaid interest from previous periods. Such adjustments to the fixed payment amount or supplemental payments shall remain in effect for so long as the interest accruals shall exceed the original fixed payment amount and shall be further adjusted upward or downward to reflect changes in the variable interest rate. In no event shall the fixed payment amount be reduced below the original fixed payment amount specified above.

The purpose of this loan is PAYOFF HERTH MANAGEMENT INC DEBT - Business Use.

[X] Single Advance: Borrower will receive all of this principal sum on 4-17-2001. No additional advances are contemplated under this Promissory Note.

[] Multiple Advance: The principal sum shown above is the maximum amount of principal Borrower can borrow under this Promissory Note. On ______ ____________________, Borrower will receive the amount of $____________
         and future principal advances are contemplated.

The time for making payments is of the essence. Unless otherwise agreed or required by law, each payment shall be applied in such order and manner as the Bank may elect to unpaid interest, fees, premiums, other charges and to principal. Prepayments may, at the Bank's discretion, be applied in reverse order of the dates periodic payments are due.

[X] VARIABLE RATE TERMS. (Checked if applicable.) If checked, this loan has a variable interest rate, and the provisions set forth in this paragraph are applicable. When used as a variable rate, "Prime Rate" means the "Prime Rate" designated by the Bank from time to time as its "Prime Rate", which is not necessarily the lowest rate charged by the Bank to its borrowers. When used as a variable rate, "WSJ Prime Rate" means the "Prime Rate" published in the "Money Rates" section of the Wall Street Journal, Eastern Edition; provided, however, if more than one "Prime Rate" is so published, the highest "Prime Rate" shall be used. Where this obligation contains a variable rate it is agreed that the rate will change

         [X] daily as of the date that the Peoples Bank's Prime Rate changes,

         [ ] as of the first day of the calendar month next following the most recent change in the ______ or

         [ ] as of the first day of the calendar quarter next beginning after the most recent change in the _______.

(Applicable box is checked. If no box is checked, the rate will change daily as of the date the applicable index changes.) The interest rate shall not exceed the maximum rate authorized by applicable law.

SECURITY INTEREST: As security for the payment of all indebtedness evidenced by this Promissory Note, the payment of all other present, existing or future debts of any Borrower to Bank and the performance of all other obligations of any Borrower to Bank, Borrower hereby grants to the Bank a security interest in all amounts on deposit with the Bank or owed to the Borrower by the Bank, and Borrower and each person or entity signing this Promissory Note and Security Agreement as a Grantor ( hereinafter "Grantor", whether one or more) hereby grant to the Bank a Security Interest in all of the property ("Collateral") described below, and together also with all proceeds of the Collateral (including insurance proceeds and unearned premiums) and all parts or accessories now or hereafter attached to tangible Collateral. Notwithstanding anything herein to the contrary, if the Collateral described below consists of property which will be used as the principal dwelling of any Borrower, then such Collateral shall only secure the indebtedness and other obligations evidenced by this Promissory Note and shall not secure any other present, existing or future debts of any Borrower.

-------------------------------------------------------------------------------
Description of Collateral. 311,729 SHARES OF PIERRE FOODS INC COMMON STOCK, IN
                           THE NAME OF P F MANAGEMENT INC.
-------------------------------------------------------------------------------

AGREEMENTS, OBLIGATIONS AND AFFIRMATIONS OF BORROWER AND GRANTOR: Borrower and any Grantor agree to insure a tangible Collateral against theft, loss, and destruction with policies acceptable to the Bank and payable to the owner of such Collateral and Bank as their interest may appear. Bank may act as attorney in adjusting and canceling any such insurance coverage and in endorsing any insurance draft. Borrower and Grantor appoint Bank as their attorney in fact to execute any financing statement or other document, or do any act which Bank deems necessary to protect or realize upon its interest in the Collateral.

Borrower and Grantor agree: Not to dispose of the Collateral without Bank's consent; to keep the Collateral free from liens; unless it is delivered to the Bank, the Collateral will be kept principally at the address of the owner of such Collateral in this State; to pay all ad valorem taxes or other assessments and charges associated with ownership of the Collateral; and that the Collateral will not be changed, misused, used for illegal purposes or allowed to deteriorate, reasonable wear and tear excepted. Unless otherwise agreed neither the Borrower nor any Grantor will affix tangible Collateral to real property or to other personal property.

                                                                 Initials /s/ DC
                               Page 1 of 2 pages

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If, with respect to any Collateral in the form of investment securities, a stock dividend is declared, or any stock split made, or right to subscribe issued, all certificates and rights will be promptly endorsed and delivered to the Bank as additional Collateral. Borrower and Grantor will also pledge and deliver to the Bank, upon demand, additional Collateral satisfactory to the Bank and in accordance with all margin requirements. Bank can, at its option, purchase insurance or perform any other obligations of the Borrower or any Grantor for the account of the Borrower and unless the Bank is promptly reimbursed for such advances, Bank may, as of the day of such advance, add such advance to the unpaid balance of the principal of the debt evidenced by this Promissory Note, and increase any periodic payments proportionately. The Bank may assign this Promissory Note and Security Agreement and the assignee shall be entitled to all rights and remedies hereunder.

GROUNDS FOR DEFAULT: Borrower shall be in default upon (a) failure of any Borrower or Grantor to pay any amount due to the Bank as agreed, (b) noncompliance with or nonperformance of any Borrower's or Grantor's obligations, affirmations, warranties or agreements hereunder or under any other instrument or agreement executed by any Borrower or Grantor in favor of the Bank now existing or hereafter arising, including, without limitation, any loan agreement, loan commitment, promissory note, deed of trust, security agreement or assignment, (c) the death, or declaration of incompetency, of any individual Borrower or any guarantor or other person or entity obligated to pay the indebtedness evidenced hereby (or the dissolution, merger or reorganization of any corporate Borrower or any corporate guarantor or other person or entity obligated to pay the indebtedness evidenced hereby), (d) loss or destruction of any collateral securing payment to the Bank, (e) filing of any petition in bankruptcy, reorganization or insolvency by or against any Borrower or Grantor or guarantor or other person or entity obligated to pay the indebtedness evidenced hereby, (f) determination by the Bank that any information supplied to the Bank by the Borrower or Grantor or any guarantor in connection with this credit is materially false or incomplete, (g) any guarantor failing to satisfy or comply with the terms of any guaranty agreement in favor of the Bank, (h) determination by the Bank that the prospect of payment of this obligation is impaired, or (i) the Bank deeming itself insecure.

REMEDIES UPON DEFAULT: Upon the occurrence of a default, the Bank may, without notice, declare all amounts due hereunder, and under any other obligation of Borrower to the Bank, immediately due and payable. All amounts due to the Bank after the Bank declares Borrower in default shall bear interest at 16% per annum until paid, but not in excess of the maximum rate allowed by law. Upon such default the Bank shall have all rights and remedies available under the law, including but not limited to all rights and remedies under the Uniform Commercial Code, and the Bank may enter upon Borrower's or Grantor's premises to take possession of the Collateral or render it unusable. Bank may dispose of Collateral within or without this State at public or private sale (at which public sale the Bank may be the purchaser) with or without having the Collateral present at the sale. If the Collateral is sold, notice of such sale (or notice of the date after which a private sale may be conducted) shall be posted or mailed to the Borrower or any Grantor, at their last known address, at least five business days before such sale, and any such posting or mailing shall constitute reasonable notice or advertising. Upon default, Borrower agrees to pay the Bank such reasonable attorney fees as may be allowed by law. Borrower will also pay all reasonable costs (including attorney fees) incurred by the Bank in exercising its rights and remedies hereunder regardless of whether suit is commenced, including any costs of repossessing, storing or protecting the Collateral, or protecting the Bank's interest therein. The Bank shall have no obligation to foreclose upon or take any other action with respect to the Collateral; however, if the Bank does dispose of all or any part of the Collateral, and the net proceeds of such disposal are insufficient to discharge the entire indebtedness evidenced hereby (including, without limitation, attorneys fees and other collection expenses), then the Borrower shall remain obligated to pay any such deficiency on demand. In addition to all other rights and remedies provided to the Bank herein or by law or equity, in the event of a default hereunder, the Bank, to the fullest extent permitted by applicable law, without advance notice to any Borrower, any Grantor or other person, may set off and apply to the indebtedness evidenced hereby, any and all deposits at any time held and any other indebtedness at any time owing by the Bank to or for the credit of any Borrower or any party obligated to pay this Promissory Note or any portion thereof.

LATE CHARGES: Unless this Promissory Note is payable in a single payment, and not by installments of interest or principal and interest, Borrower agrees to pay a late fee of 4% of the amount of any payment unpaid for 15 days or more after the end of the calendar month in which such payment is due (or 30 days or more after the end of such month if interest is paid in advance.)

WAIVER: Any failure of the Bank to declare a default, or otherwise exercise any right or remedy available to it, shall not constitute a waiver by the Bank of any such right or remedy. All parties to this Promissory Note and Security Agreement, including each Borrower, each Grantor and any sureties, endorsers, or guarantors hereby waive protest, presentment, notice of dishonor and all other notices required by law. All parties agree to remain bound hereunder notwithstanding any release of other parties, the release or surrender of collateral, or any extension of time for payment. The validity, interpretation and enforcement of this Promissory Note and Security Agreement shall be in accordance with North Carolina law.

This Promissory Note and Security Agreement is delivered in and shall be construed under the internal laws and judicial decisions of the State of North Carolina, and, to the extent the same may be applicable, the laws of the United States. In any litigation in connection with or to enforce this Promissory Note and Security Agreement against any person, including, but not limited to, any maker, surety, guarantor, grantor or endorser, each such obligor irrevocably consents to and confers personal jurisdiction on the courts of the State of North Carolina or the United States courts located in the State of North Carolina, and expressly waives any objections as to venue in any such courts, and agrees that service of process may be made on such obligor by mailing a copy of the summons and complaint to them by registered or certified mail, return receipt requested. Nothing contained herein shall, however, prevent the Bank or any other holder of this Promissory Note and Security Agreement from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available by applicable law.

IN TESTIMONY WHEREOF, each individual Borrower and Grantor has executed this Agreement under seal, and each Borrower and Grantor which is not an individual has caused this Agreement to be executed under seal by its duly authorized officer, partner or manager and each person or entity signing which is not a corporation adopts as the seal of such person or entity the word "(SEAL)" appearing beside the name of such person or entity,

PEOPLES BANK                           BORROWERS:



By:                                                                       (SEAL)
   ---------------------------------    ----------------------------------

GRANTORS: (providing collateral, but
not obligated to pay principal
or interest unless pursuant to a
separate guaranty or other agreement)                                     (SEAL)
                                        ----------------------------------



                              (SEAL)                                      (SEAL)
------------------------------          ----------------------------------



                              (SEAL)                                      (SEAL)
------------------------------          ----------------------------------



                                        P F MANAGEMENT INC.
------------------------------------    ----------------------------------------
Name of Corporation                     Name of Corporation



By:                                     By: /s/ David R. Clark
   ---------------------------------       -------------------------------------
          President                             President



                                        /s/ BRIAN D. DAVIS
------------------------------------    ----------------------------------------
Attest                                  Attest
          Secretary (Corporate Seal)                  Secretary (Corporate Seal)




                              (SEAL)                                      (SEAL)
------------------------------          ----------------------------------
Name of Partnership or Limited          Name of Partnership or Limited
Liability Company                       Liability Company



By:                           (SEAL)    By:                               (SEAL)
   ---------------------------             -------------------------------



By:                           (SEAL)    By:                               (SEAL)
   ---------------------------             -------------------------------



By:                           (SEAL)    By:                               (SEAL)
   ---------------------------             -------------------------------



By:                           (SEAL)    By:                               (SEAL)
   ---------------------------             -------------------------------



By:                           (SEAL)    By:                               (SEAL)
   ---------------------------             -------------------------------


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